Kara Smith
Investor Relations Manager
P: 615.269.8175

News Release
HEALTHCARE REALTY TRUST ANNOUNCES DIVIDEND INCREASE

NASHVILLE, Tennessee, February 16, 2022 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend in the amount of $0.3100 per share, payable on March 15, 2022 to stockholders of record on February 28, 2022. This dividend amount reflects an increase from $0.3025 per share previously.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of September 30, 2021, the Company owned 245 real estate properties in 24 states totaling 17.4 million square feet and had an enterprise value of approximately $6.1 billion, defined as equity market capitalization plus the principal amount of debt less cash. The Company provided leasing and property management services to 13.8 million square feet nationwide.

Additional information regarding the Company, including this quarter's operations, can be found at www.healthcarerealty.com. Please contact the Company at 615.269.8175 to request a printed copy of this information.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2020 under the heading "Risk Factors," and other risks described from time to time thereafter in the Company's SEC filings. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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